Exhibit 10.17
May 12, 2014

Matt Taylor

Re:    Offer Letter

Dear Matt:

As you know, an affiliate of Vantiv, LLC (“Vantiv”) intends to acquire Mercury Payment Systems, LLC, a Delaware limited liability company (the “Company”) (such acquisition, the “Transaction”) pursuant to the Transaction Agreement by and among Vantiv, the Company and certain other parties named therein, dated as of May 12, 2014 (the “Transaction Agreement”). On behalf of Vantiv (and following the consummation of the Transaction, the Company), it is my pleasure to provide you with this letter (this “Letter”) setting forth the terms of your continued employment with the Company following the closing of the Transaction (the “Closing”). This Letter shall become effective on the date that the Closing occurs (the “Effective Date”). The effectiveness of this Letter is contingent upon the occurrence of the Closing and if the Closing does not occur for any reason, then this Letter shall be null and void and of no force or effect.

Title, Duties and Responsibilities, Initial Reporting Relationship

Your title will be President of ISV and you will have duties and responsibilities that are consistent with your title, as assigned to you from time to time by your direct supervisor in his or her reasonable discretion. You will initially report directly to the President and Chief Executive Officer of Vantiv.

Salary

Your annualized salary will be $317,000 (“Base Salary”) payable in accordance with the Company’s regular payroll practices.

Annual Bonus Opportunity

You will participate in Vantiv’s annual incentive program (or, for calendar year 2014, the Company’s annual incentive program, as determined by Vantiv in its discretion) with a target bonus opportunity of not less than $200,000. The actual bonus payout, if any, may be less than or greater than your target bonus opportunity depending on the level at which the applicable performance objectives are achieved.

Equity Awards

Commencing on January 1, 2015, you will be eligible to receive awards under the Vantiv, Inc. 2012 Equity Incentive Plan (or any successor thereto) (the “Plan”) as determined by the Compensation Committee of the Board of Directors of Vantiv, Inc. in its discretion, subject to the terms and conditions of the Plan as in effect from time to time.

Company Options

Any options to acquire equity interests in the Company that were granted to you prior to the Effective Date (“Company Options”) shall be treated in accordance with the terms of the Transaction Agreement; provided, that, notwithstanding the terms of the award agreement(s) governing your Company Options that are Assumed Company Options (as defined in the Transaction Agreement), if your employment is terminated by the Company without cause (as defined in the applicable award agreement ) or you resign solely by reason of the occurrence of an event specified in clause (iii) or clause (iv) of the definition of Good Reason (as defined below), subject to the notice and cure provision set forth in the Good Reason definition, in either case within twenty-four (24) months following the Effective Date, then such Assumed Company Options shall immediately become fully vested and exercisable at the time of such termination to the extent not then vested and not previously canceled.

Benefits

You will continue to be eligible to participate in the benefit plans of the Company, as in effect from time to time, until such time that Vantiv transitions employees of the Company to Vantiv’s benefit plans, after which you will be eligible to participate in Vantiv’s benefit plans, as in effect from time to time. You will become eligible to participate in the Vantiv 401(k) Plan as soon as reasonably practical following the acquisition. Additional information on the Vantiv 401(k) Plan is explained in our benefits summary. The Vantiv 401(k) Plan and benefit plans and the Company benefit plans are all governed and controlled by the formal plan documents and are subject to amendment consistent with the terms of the plan documents.

Paid Time Off (PTO)

You will continue to accrue PTO under the Company PTO policy, as in effect from time to time, until such time that we transition employees of the Company to the Vantiv PTO policy, after which you will accrue PTO under the Vantiv PTO policy, as in effect from time to time.

Severance

You shall be a participant in Vantiv’s Executive Severance Plan or any successor thereto (the “Severance Plan”) as in effect from time to time, at the level of an Executive Officer Participant (within the meaning of the Severance Plan); provided, that for purposes of your participation in the Severance Plan, the following definitions of “Cause” and “Good Reason” shall apply instead of the definitions set forth in the Severance Plan.

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“Cause” means any of the following: (i) your commission of gross misconduct in connection with the performance of any of your duties; (ii) your engagement in, or attempt to engage in, acts or omissions constituting fraud, misappropriation, embezzlement, intentional wrongdoing or dishonesty (but excluding expense reimbursement disputes as to which you had a reasonable good faith belief that your conduct was in compliance with the policies of Vantiv and its subsidiaries, including the Company, that are applicable to you); (iii) your willful failure to implement reasonable directives of direct supervisor after written notice of such failure is delivered to you, which failure is not corrected within ten (10) days following delivery of such written notice; (iv) your material breach of the policies or procedures of Vantiv and its subsidiaries, including the Company, governing business ethics applicable to executives similarly situated to you (as may be amended from time to time); (v) your conviction of, or plea of guilty or no contest to, a felony; or (vi) your material breach in the performance of your obligations under this Letter, which breach is not corrected within ten (10) days following delivery to you of written notice describing such breach.

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“Good Reason” means the occurrence of any of the following events without your written consent: (i) the assignment to you of duties materially inconsistent with your title as set forth in this Letter; provided, that Good Reason shall not exist pursuant to this clause (i) if, after a change of control of Vantiv as defined in the Vantiv, Inc. 2012 Equity Incentive Plan or any successor plan (a “Change of Control”), you are performing substantially the same duties as before the Change of Control but Vantiv (or its successors) is part of a larger organization, or you are performing such duties for a business unit of a parent entity that is a larger organization than Vantiv was before such Change of Control; (ii) a material breach by Vantiv in performing any of its obligations under this Letter; (iii) a requirement that you permanently relocate your principal place of employment to a geographic area more than fifty (50) miles from your principal place of employment as of the Effective Date; (iv) a material diminution of your Base Salary or target bonus opportunity as set forth in this Letter, other than as part of an across-the-board reduction that results in a proportional reduction to you substantially equivalent to that of other senior executives that are designated at the same level of participation as you are under the Severance Plan; or (v) any requirement imposed by Vantiv that you take any action or omit to take any action, which if taken or omitted to be taken would require you to resign in order to comply with applicable law. Notwithstanding the forgoing, in no event shall Good Reason be deemed to exist unless within sixty (60) days following the occurrence of any of the events set forth in clauses (i) through (v), you shall have delivered a written notice to Vantiv indicating your intention to terminate your employment for Good Reason, which written notice specifies in reasonable detail the circumstances claimed to give rise to your right to terminate employment for Good Reason, and Vantiv shall not have cured such circumstances within thirty (30) days following Vantiv’s receipt of such written notice (in which event such termination shall be effective upon the expiration of such thirty (30) day period). For the avoidance of doubt, any change to your title, position, duties, authority or reporting from those in effect prior to the Effective Date, and any change to your initial reporting relationship as set forth in this Letter, shall not constitute, or serve as the basis to claim, Good Reason.

If your employment is terminated without Cause or you resign for Good Reason during the first 12 months following the Effective Date (a “Qualifying Termination”), then, in addition to the severance payments that you are entitled to receive pursuant to the Severance Plan, you will be entitled to receive (i) a pro-rata portion of your Base Salary, with the pro-ration to be based on a fraction, the numerator of which is the number of days between the date of your Qualifying Termination and the first anniversary of the Effective Date and the denominator of which is 365, and (ii) a payment in respect of annual bonus determined as follows: (A) if the date of your Qualifying Termination occurs on or prior to December 31, 2014your actual bonus for 2014 (not pro-rated) under the annual incentive plan determined in the manner described in the Severance Plan (the “2014 Bonus Payment”), and (B) if the date of your Qualifying Termination occurs on or after January 1, 2015, the 2014 Bonus Payment, plus a pro-rated portion of your actual bonus for 2015 under the annual incentive plan determined in the manner described in the Severance Plan, with the pro-ration to be based on a fraction, the numerator of which is the number of days between January 1, 2015 and the first anniversary of the Effective Date and the denominator of which is 365, which amounts shall be payable in the same manner as, and subject to the same conditions applicable to, the severance payments that you are entitled to receive pursuant to the Severance Plan.

Restrictive Covenants
The restrictive covenants (including without limitation any non-competition, non-solicitation, non-disparagement and confidentiality covenants) set forth in the award agreement(s) governing your Company Options, and any related enforcement provisions, shall continue in full force and effect and are deemed to be incorporated by reference into this Letter as if set forth at length herein.
Section 409A
Six Month Delay. For purposes of this Letter, all references to “termination of employment” shall be deemed to refer to a “separation from service” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). If and to the extent any portion of any payment, compensation or other benefit provided to you under this Letter by reason of your termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A for which no exemption is available and you are a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, as determined by Vantiv in accordance with its procedures, by which determination you hereby agree that you are bound, such portion of the payment, compensation or other benefit will be paid within ten (10) days following the earlier of (i) the day that is six (6) months plus one (1) day after the date of the termination of employment or (ii) the date of your death (as applicable, the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to you during the period between the date of separation from service and the New Payment Date will be paid to you in a lump sum in the first payroll period beginning after such New Payment Date, and any remaining payments will be paid on their original schedule.

General Purposes. For purposes of this Letter, each amount to be paid or benefit to be provided will be construed as a separate identified payment for purposes of Section 409A, and any payments that are due within the “short term deferral period” as defined in Section 409A or are paid in a manner covered by Treas. Reg. Section 1.409A-1(b)(9)(iii) will not be treated as deferred compensation unless applicable law requires otherwise. Neither the Vantiv Group nor you will have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. The payments and benefits provided pursuant to this Letter are intended to comply with, or be exempt from, the provisions of Section 409A and the terms of this Letter will be administered and construed in accordance with such intention. In any event, the Vantiv Group makes no representation or warranty and will have no liability to you or any other person if any penalties are imposed under Section 409A with respect to the payments and benefits provided pursuant to this Letter.

At-Will Employment

Your employment with the Vantiv Group is on an at-will basis and no part of this Letter should be construed as a contract or guarantee of continued employment for any period of time. Either the Vantiv Group or you may terminate your employment at any time, for any reason or no reason, and with or without notice. No statement in this Letter or otherwise should be considered to change the status of your employment from at-will employment, unless it is made in writing and signed by the Chief Executive Officer of Vantiv (or his designee).

Governing Law

This Letter and any and all controversies, claims or disputes arising out of, relating to, or resulting from your employment with the Vantiv Group or the termination of your employment with the Vantiv Group shall be governed by, and construed in accordance with, the laws of the State of Ohio, without regard to its principles of conflicts of law.

Legal Fees

Prior to the date on which the Closing occurs, the Company shall be permitted to pay your reasonable attorney’s fees, in an amount not to exceed $15,000, incurred in connection with negotiating and documenting this Letter; provided, that you deliver to the Company evidence of the actual amount of such fees sufficient to enable the Company to make such payment prior to the date on which the Closing occurs.
Acknowledgement

This Letter supersedes and replaces any other employment agreement, severance agreement, offer letter or other understanding (whether written or oral) that you have with the Company or its affiliates regarding the terms of your employment, including compensation, benefits and severance, including without limitation, the proposed Employment Agreement between you and the Company. This Letter also supersedes and replaces any rights that you may have under the executive severance arrangement adopted by the Compensation Committee of the Board of Managers of the Company on August 26, 2013, and you hereby waive and relinquish all such rights.

Employment Policies

You agree and acknowledge that, in addition to the terms set forth in this Letter, your employment shall be governed by the terms of the applicable employment policies maintained by the Vantiv Group, including the Vantiv Code of Business Conduct and Ethics, as in effect from time to time.

[Signature page follows.]

Acceptance

To indicate your acceptance of this offer, please sign and return this letter.

Sincerely,

/s/ Charles Drucker
Charles Drucker
President and Chief Executive Officer
Vantiv, LLC

/s/ Matt Taylor
Matt Taylor